CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 15, 2017, relating to the financial statements and financial highlights, which appear in the December 31, 2016 Annual Reports on Form N-CSR of JPMorgan Insurance Trust Intrepid Mid Cap Portfolio, JPMorgan Insurance Trust Mid Cap Value Portfolio, JPMorgan Insurance Trust Small Cap Core Portfolio, JPMorgan Insurance Trust U.S. Equity Portfolio, JPMorgan Insurance Trust Core Bond Portfolio, JPMorgan Insurance Trust Global Allocation Portfolio, and JPMorgan Insurance Trust Income Builder Portfolio (each a separate series of JPMorgan Insurance Trust). We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 18, 2017